As filed with the Securities and Exchange Commission on November 15, 2002
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             XYBERNAUT CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                                               54-1799851
-------------------------------                            ------------------
(State or other jurisdiction of                            (I.R.S. Employer
Incorporation or organization)                             Identification No.)

                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        Including area code, of registrant's principal executive offices)

                                EDWARD G. NEWMAN
                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:

                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------  -------------------  -------------------  ------------------  --------------
                                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
            TITLE OF EACH CLASS                   AMOUNT TO BE        OFFERING PRICE         AGGREGATE       REGISTRATION
       OF SECURITIES TO BE REGISTERED            REGISTERED(1)          PER SHARE         OFFERING PRICE        FEE(7)
---------------------------------------------  -------------------  -------------------  ------------------  --------------
Common Stock, $.01 par value per share..         17,183,332(2)           $0.68(4)           $11,684,665         $1,074.99
---------------------------------------------  -------------------  -------------------  ------------------  --------------
Common Stock, $.01 par value per share.....       8,541,668(2)(3)        $1.25(5)           $10,677,085         $982.29
---------------------------------------------  -------------------  -------------------  ------------------  --------------
Common Stock, $.01 par value per share.....         200,000(2)(3)        $0.80(6)           $160,000            $14.72
---------------------------------------------  -------------------  -------------------  ------------------  --------------
Total Registration Fee..................                                                                        $2,072.00
-----------------------------------------------------------------------------------------------------------  --------------

(1) Represents the shares of common stock being registered for resale by the selling stockholders and the number of shares of common stock issuable upon exercise of warrants to purchase shares of our common stock by the selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of shares by Xybernaut resulting from stock splits, stock dividends or similar transactions.

(3) Represents the number of shares of common stock issuable upon exercise of warrants to purchase shares of our common stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act; based on the average ($0.68) of the closing bid ($0.67) and asked ($0.68) price on the Nasdaq Small Cap Market on November 14, 2002.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(7) Calculated pursuant to Section 6(b) of the Securities Act based upon Proposed Maximum Aggregate Offering Price multiplied by .000092.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.



              SUBJECT TO COMPLETION, DATED ______________ __, 2002

PROSPECTUS

                              XYBERNAUT CORPORATION

                        25,925,000 SHARES OF COMMON STOCK

     The selling stockholders of Xybernaut Corporation listed on page 10 of this prospectus are offering for sale up to 25,925,000 shares of common stock of Xybernaut under this prospectus.

     The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution".

          -----------------------------------------------------------
                     NASDAQ Small Cap Market Symbol: "XYBR"
          -----------------------------------------------------------

     On November 13, 2002, the closing price of one share of our common stock on the NASDAQ Small Cap Market was $0.76.



     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





              The date of this prospectus is ____________ __, 2002

                                  RISK FACTORS

     BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US," BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.


              -----------------------------------------------------
                   RISKS ASSOCIATED WITH OUR HISTORY OF LOSSES
                          AND FUTURE NEED FOR CAPITAL
              -----------------------------------------------------


WE HAVE A HISTORY OF LOSSES AND, IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE.

     Our sales, marketing, research, development and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 1997:

        Fiscal years ended:
            o  December 31, 1997                       $(10,051,757)
            o  December 31, 1998                       $(13,001,338)
            o  December 31, 1999                       $(16,697,413)
            o  December 31, 2000                       $(24,185,222)
            o  December 31, 2001                       $(32,199,579)

        Fiscal quarters ended:
            o  March 31, 2002                          $(8,015,640)
            o  June 30, 2002                           $(6,656,151)
            o  September 30, 2002                      $(7,873,415)


WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO REDUCE CASH OPERATING EXPENSES AND OBTAIN NEEDED FINANCING.

     We have recorded net losses since our inception. These losses are primarily attributable to the operating expenses incurred by us to design, develop, sell and market our wearable computer products and to provide general and administrative support for these operating activities. During these periods, our revenues and gross margins have not been sufficient to fund these operating activities. As a result, we have consistently recorded negative cash flows from operating activities and net losses and had an accumulated deficit of $126,987,532 at September 30, 2002.

     The combination of our operating losses and working capital requirements have severely impacted our financial position and liquidity. At September 30, 2002, we had unrestricted cash on hand of $627,139 and accounts payable, accrued expenses and short term notes totaling $5,732,326. Certain of these liabilities are past their stated terms of payment, including those owed to vendors that provide services and inventory that we require to execute our business plan. In general, any company that does not pay its suppliers in a timely manner is at risk of being forced into an involuntary bankruptcy proceeding instituted by creditors, which may provide for the liquidation of assets or the reorganization of assets and debts. We generally believe that we have a reasonably good relationship with most of our vendors and creditors. However certain of our vendors have filed legal actions to recover overdue accounts payables and ceased providing services and products to us. We do not believe that these actions will have a material adverse effect on us however there can be no assurances that other vendors will not pursue similar actions.

     During 2002, 2001 and 2000, we funded our operating and investing activities through our financing activities, which consist primarily of private placements of common stock, warrant and stock option exercises and borrowings.

     During 2002, we have taken steps that we believe are necessary to improve our operations and raise additional capital, both of which are needed to enhance our ability to meet our cash flow needs through December 31, 2002 and thereafter.

     During the period from March through November 2002, we have performed ongoing reviews of operations and have developed a program to significantly reduce our operating expenses. We began implementation of these cost cutting programs in April 2002 and have continued to execute these reductions through the date of this filing. Assuming there are no significant changes to our business plan, we have targeted savings of approximately 50% from annualized fourth quarter 2001 levels once these steps are fully implemented. Management's target is to reach an operating expense level of approximately $5,000,000 per quarter, beginning with the fourth quarter of 2002. Future significant fluctuations may still occur as a result of non-recurring charges associated with these cost-saving initiatives as well as our research and development activities, which will vary depending on our wearable computer product development cycles during any given period.

     Subsequent to these changes, we believe that our staffing and resources will be sufficient to carry out our business plan for the foreseeable future. In addition to the cost cutting measures already undertaken, we continue to review all aspects of our operations and may take additional actions to reduce operating expenses further.

     Even if the above cost cutting initiatives are fully implemented, we will still be required to obtain outside financing to supplement our cash position. During the period from January 1, 2002 through November 13, 2002, we raised approximately $21,400,000 in cash through sales of our common stock to institutional investors and through warrant and stock option exercises, inclusive of the financings included in this registration statement. Potential sources of additional financing include private equity offerings, strategic investments, and various forms of debt financing. We believe that the combination of cash on hand, cash flows from operations, and outside funding will provide sufficient liquidity to meet our ongoing cash requirements. This is based both on our historical ability to raise capital and on debt and equity financings currently available to us. However, there can be no assurance that we can or will obtain sufficient funds from operations or from additional financings on terms acceptable to us. If we are unable to obtain sufficient additional financing, we will be required to cut back or stop operations.

WE MAY FACE DIFFICULTIES IN OBTAINING NEEDED FINANCINGS.

     The equity markets, especially for small capitalization technology stocks, have remained depressed, and the U.S. and world economies have generally been in a decline or recession. If a sustained decline in the general equity markets, the price of our common stock, or the U.S. or world economy were to occur, we could face difficulties in our ability to raise additional capital.

     We have historically made several private placements of our common stock per year, primarily to a limited number of institutional investors who specialize in making similar types of investments. If these institutional investors were to choose to not participate in future private placements, we could face difficulties in our ability to raise additional capital.

     On July 22, 2002, we received notice from Nasdaq that our common stock had closed below $1 per share for 30 consecutive trading days. Effective October 29, 2002, we were granted a transfer to the Nasdaq Small Cap Market and given until January 21, 2003 for the common stock price to close above $1 for ten consecutive trading days. If we do not meet this stock price requirement, Nasdaq can extend the date before which we must demonstrate compliance until July 21, 2003, so long as we are in compliance with various other Nasdaq listing requirements. We currently are in compliance with all such requirements and management anticipates we will remain in compliance in the future. However, there can be no assurances that we will be able to remain in compliance in the future. Prior to any potential delisting of our common stock, we can appeal any Nasdaq decision to delist us for an extension to meet Nasdaq listing requirements or possible other remedies. If necessary, management intends to fully exercise all of its rights to maintain its listing.

     As a result of the transfer to the Small Cap Market, we may face reductions in holdings by institutional holders whose charters may not allow investment in Nasdaq companies that do not trade on the National Market. Further, if we are unable to remain on the Small Cap Market, we may be forced to trade on the Over the Counter Bulletin Board or Pink Sheets markets, which could significantly reduce the liquidity in the stock and interest of potential investors in purchasing the stock.


             -------------------------------------------------------
             RISKS ASSOCIATED WITH THE INDUSTRY IN WHICH WE OPERATE
             ------------------------------------------------------


OUR FUTURE REVENUES AND ABILITY TO PRODUCE NEW PRODUCTS DEPEND SUBSTANTIALLY ON THE SUCCESS OF THE MOBILE ASSISTANT(R) SERIES.

     The Mobile Assistant series is our principal product, and our success will depend to a large extent upon its commercial acceptance, which cannot be assured. Additional product development will result in significant research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require a higher level of funding if research and development or sales and marketing expenses are greater than we anticipate. As with most high technology products, new models of the Mobile Assistant series must be introduced periodically for us to remain competitive. There can be no assurance that these new models can be successfully developed or marketed or will be commercially accepted.

WE HAVE SIGNIFICANT COMMITMENTS TO PURCHASE INVENTORY AND SERVICES IN THE
FUTURE.

     We have commitments to purchase inventory, tooling and engineering and other services from our suppliers and manufacturers related to our current and future hardware product lines. We expect that we will enter into similar inventory and engineering commitments in the future as we design, develop and procure future wearable computer product lines.

     The current contract with IBM requires us to purchase up to 24,000 computing units (the "MA V CPUs"). Changes in available technology and current negotiations with IBM are such that we believe that the contract will be modified and that this obligation will be significantly reduced and/or transferred to future generations of products or services. However, there can be no assurance that we will be successful in renegotiating this commitment. Under the current contract, the MA V CPUs are scheduled for purchase over a 15 month period following final acceptance by us, which acceptance is determined by a number of criteria, including receipt of comprehensive product documentation and other defined deliverables. We believe that all criteria for acceptance had not been met at the time of this filing. Under the current contract, we may cancel our purchase commitment following product acceptance by paying a cancellation fee in an amount not to exceed approximately $4,000,000, which amount decreases in proportion to the number of MA V CPUs purchased over the contract period.

     We have commitments to purchase computing units, flat panel and head mounted displays, miscellaneous computing components as well as engineering and other services from our various vendors, including IBM, related to the MA V, MA TC, pomaTM, AtigoTM and future product lines. We believe that the timing and amount of many of these shipments, services and payments may be adjusted through the payment of cancellation fees, contract negotiations or the satisfaction of obligations through the issuance of our equity securities. However, there can be no assurance that we can successfully modify these contracts or commitments.

     Excluding the potential impact of contract negotiations, we had approximately $7,000,000 in inventory liabilities and commitments at September 30, 2002. We estimate that we will make additional payments of $1,000,000 between October 2002 and December 2002 in order to execute our business plan for the remainder of 2002. If our current contracts with our suppliers were completed in full, we would be obligated to make approximately $39,000,000 in payments during 2003 or 2004 related primarily to the IBM MA V CPU contract. We believe that these contracts will be modified such that this obligation will be significantly reduced and/or transferred to future generations of products or services. However, there can be no assurance that we will be successful in modifying such obligations.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US, WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS.

     The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, competing technologies and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which could result in reduced or negative margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies like Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Symbol, Norand, Raytheon, Panasonic and others, we would not be able to generate sufficient revenues to grow our company or reverse our history of losses.

     In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time intensive process. Further, if other companies choose to aggressively compete against us, we may have to reduce our prices and spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These lower prices and higher expenses would adversely affect our net income.

CURRENCY FLUCTUATIONS, ESPECIALLY IN THE JAPANESE YEN AND EUROPEAN EURO, MAY SIGNIFICANTLY INCREASE OUR EXPENSES AND AFFECT OUR RESULTS OF OPERATIONS.

     The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our competitive position as well as our expenses, revenues, earnings, assets or liabilities when local currencies are translated into U.S. dollars. We have significant operations in Asia, in particular Japan, and Europe, in particular Germany. Also, we are party to supplier arrangements with several companies in Asia and Europe for the production of the Mobile Assistant series, the Atigo and the poma. Our foreign operations, including payments to our suppliers, are typically funded in the local currencies. Any changes in the value of the U.S. dollar against these currencies could result in an increase in our reported expenses or inventory costs or a decrease in our reported revenues which, if substantial, could have a material adverse effect on our financial condition and results of operations.

IF OUR SALES AND RECEIVABLES CONTINUE TO BE CONCENTRATED AMONG A SMALL NUMBER OF OUR CUSTOMERS, THE LOSS OF A CUSTOMER, A SUBSTANTIAL DECREASE OF SALES TO ONE OF OUR CUSTOMERS OR A CUSTOMER'S INABILITY TO PAY AMOUNTS OWED TO US MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES, OPERATING RESULTS AND CASH FLOWS.

     A significant percentage of our sales has been concentrated among a relatively small number of customers. For the fiscal quarter ended September 30, 2002, we had one (1) customer which comprised more than 10% of our total revenues, representing 19% of total revenues. Additionally, at September 30, 2002, we had two (2) customers which each comprised more than 10% of our total accounts receivable, representing an aggregate of 45% of total accounts receivable. There can be no assurance that this concentration of sales and receivables among customers will not continue in the future. The loss of a significant customer or a substantial decrease in sales to such a customer would have a material adverse effect on our sales and operating results. Our arrangements with certain of our customers, especially those related to the sale of our wearable computer hardware products, are based on the receipt of purchase orders and otherwise are not subject to long-term written contracts and generally may be terminated upon short notice. In addition, these and other customers may demand price concessions from us that could adversely affect profit margins. Also, our cash flows may be adversely affected if a customer is unable or unwilling to repay amounts owed to us.


                     --------------------------------------
                              RISK ASSOCIATED WITH
                      OUR INTERNAL OPERATIONS AND POLICIES
                     --------------------------------------

SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES.

     We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of our common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

               ---------------------------------------------------
               RISKS WHICH MAY DILUTE THE VALUE OF YOUR XYBERNAUT
                SHARES OR LIMIT THE EFFECT OF THEIR VOTING POWER
               ---------------------------------------------------

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

     The price of our common stock is highly volatile. During the period from January 1, 2000 to November 13, 2002 the price of our common stock has ranged from a high of $29.97 to a low of $0.19. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; (3) market conditions for technology companies in the small capitalization sector; and (4) general economic and market conditions.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, MAY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

     As of November 13, 2002, our executive officers, directors and principal stockholders beneficially owned, in the aggregate, approximately 6% of our outstanding shares of common stock. These stockholders, if acting together, may be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of Xybernaut.

WE HAVE RECENTLY ISSUED A SIGNIFICANT AMOUNT OF OUR COMMON STOCK.

     During the period from January 1, 2002 through November 13, 2002, we raised $21,400,000 in cash through sales of our common stock to institutional investors and through warrant and stock option exercises. As a result of our financings and other activities, 53,410,141 shares of common stock were issued during this period, which number includes 17,183,332 shares of common stock issued and included on this prospectus. This represents a 90% increase in the number of shares outstanding as compared to the number of shares outstanding as of December 31, 2001.

WE HAVE 24,655,583 SHARES OF OUR COMMON STOCK RESERVED FOR FUTURE ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR XYBERNAUT COMMON STOCK.

     The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of November 13, 2002 we had 24,655,583 shares of common stock reserved for possible future issuances upon conversion of options and warrants, which number includes 8,741,668 shares of common stock reserved in connection with shares underlying warrants included on this prospectus. These options and warrants are convertible into or exercisable for shares of common stock at prices that may represent discounts from future market prices of the common stock. The exercise of these options or warrants could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon exercise of the outstanding warrants and options at various market prices.

     In addition, we may seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

ANTI-TAKEOVER MEASURES IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF THE COMMON STOCK.

     Our certificate of incorporation authorizes anti-takeover measures such as the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by our stockholders. In addition, issuance of preferred stock, without stockholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:

     o Annual Report on Form 10-K, for the fiscal year ended December 31, 2001;

     o Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2002;

     o Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2002;

     o Quarterly Report on Form 10-Q/A, for the quarterly period ended September 30, 2002; and

     o The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

     You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia 22033, (703) 631-6925,
Attention: Thomas D. Davis or by e-mail at investorrelations@xybernaut.com.

     You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

     The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

     We will receive proceeds, if any, from the exercise of warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

     We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION

     As of November 13, 2002 we had issued and outstanding 112,938,254 shares of common stock. At that date, there were an additional 24,655,583 shares of common stock reserved for possible future issuances as follows:

     o options to purchase 7,872,955 shares at an exercise price between $0.24 and $23.38 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

     o warrants to purchase 14,079,704 shares at a price between $1.11 and $18.00 per share. Of the 14,079,704 shares, we have previously registered a total of 4,850,536 shares issuable upon exercise of these warrants. This prospectus covers an additional 8,741,668 shares of common stock issuable upon exercise of warrants, which shares will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement. The remaining 487,500 shares will be deemed to be "restricted securities" when issued; and

     o 2,702,924 shares issuable upon exercise of options under the Company's stock incentive plans which have not been granted as of November 13, 2002. We have registered the shares issuable upon exercise of the options.

     The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after a one year holding period. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

                              SELLING STOCKHOLDERS

     This prospectus covers the resale by the selling stockholders of up to 25,925,000 shares of our common stock.

     The natural person holding voting and/or dispositive control over the shares that Greta Holdings, Ltd. is Ms. C.B. Williams, Director. The address of Greta Holdings, Ltd. is Gretton House, P.O. Box 65, Duke Street, Grand Turk, Turks & Caicos Islands, British West Indies.

     The natural person holding voting and/or dispositive control over the shares that Reno Holdings, Ltd. is Ms. C.B. Williams, Director. The address of Reno Holdings, Ltd. is Gretton House, P.O. Box 65, Duke Street, Grand Turk, Turks & Caicos Islands, British West Indies.

     The natural person holding voting and/or dispositive control over the shares that State Street Corporation will sell is Touvia Strauss. The address of State Street Corporation is c/o C.F.G., 28 Menachem begin Street, Ramat Gan, Israel 52521.

     The natural person holding voting and/or dispositive control over the shares that Company Management Ltd. will sell is Touvia Strauss. The address of Company Management Ltd. is c/o C.F.G., 28 Menachem begin Street, Ramat Gan, Israel 52521.

     The natural person holding voting and/or dispositive control over the shares that Elite Financial Communications Group, LLC will sell is Dodi B. Handy. The address of Elite Financial Communications Group, LLC is 605 Crescent Executive Court, Suite 124, Lake Mary, Florida 32746.

     The address of James J. Ralabate is 5792 Main Street, Williamsville, New York 14221.

     The following table lists the selling stockholders and certain information regarding the ownership by such selling stockholders of shares of our common stock as of November 13, 2002, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders may change from time to time. To the extent the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."

     The registration of the following shares through this registration statement allows the selling stockholders to sell their share holdings in the future on the open market and is not necessarily an indication of intent to sell the shares.

                                                                        Percentage                        Shares of Common
                                                                        of Common                            Stock Owned
                                                 Shares of Common       Stock Owned  Shares of Common   After Offering (1)(2)
                                                 Stock Owned Prior to    Prior to    Stock to be Sold   ---------------------
                                                       Offering        the Offering        (1)             Number    Percent
----------------------------------------------------------------------------------------------------------------------------
Greta Holdings, Ltd.                                       0                0%       6,406,250 (3)         0          0%
Reno Holdings, Ltd.                                        0                0%       6,406,250 (3)         0          0%
State Street Corporation                                   0                0%       6,406,250 (3)         0          0%
Company Management Ltd.                                    0                0%       6,406,250 (3)         0          0%
Elite Financial Communications Group, LLC                  0                0%         200,000 (4)         0          0%
James J. Ralabate                                       158,726              *         100,000           58,726       *


  * Less than 1%
______________

(1) Assumes that the selling stockholders will exercise all of their warrants into shares of common stock.
(2) Assumes all of the securities offered hereby will be sold by the selling stockholders.
(3) Includes 2,135,417 shares of common stock issuable upon exercise of warrants.
(4)  Represents shares of common stock issuable upon exercise of warrants.

     The common stock has the material rights and obligations discussed below and under the section entitled "Description of Securities." We have filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

     Greta Holdings, Ltd. acquired its shares of common stock in a private placement transaction entered into on November 6, 2002. Under the terms of the common stock and warrant purchase agreement between Greta Holdings, Ltd. and us, we agreed to sell 4,270,833 shares of our common stock at a price of $0.24 per share, representing an approximate 14% discount to the closing price of our common stock for the 10 trading days immediately prior to the date of the agreement, for gross proceeds of $1,025,000. We also issued warrants to purchase 2,135,417 shares of our common stock at an exercise price of $1.25 per share. These warrants are exercisable for a period of 3 years from the date of issuance. We may call up to 100% of the these warrants if our common stock price is equal to or greater than $2.50 per share for 5 consecutive trading days prior to the date that we call the warrants. In connection with our sale of common stock pursuant to the common stock and warrant purchase agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, no later than 30 days after the closing date and cause such registration statement to become effective as promptly as practicable after filing but no later than 90 days after the closing date.

     Reno Holdings, Ltd. acquired its shares of common stock in a private placement transaction entered into on November 6, 2002. Under the terms of the common stock and warrant purchase agreement between Reno Holdings, Ltd. and us, we agreed to sell 4,270,833 shares of our common stock at a price of $0.24 per share, representing an approximate 14% discount to the closing price of our common stock for the 10 trading days immediately prior to the date of the agreement, for gross proceeds of $1,025,000. We also issued warrants to purchase 2,135,417 shares of our common stock at an exercise price of $1.25 per share. These warrants are exercisable for a period of 3 years from the date of issuance. We may call up to 100% of the these warrants if our common stock price is equal to or greater than $2.50 per share for 5 consecutive trading days prior to the date that we call the warrants. In connection with our sale of common stock pursuant to the common stock and warrant purchase agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, no later than 30 days after the closing date and cause such registration statement to become effective as promptly as practicable after filing but no later than 90 days after the closing date.

     State Street Corporation acquired its shares of common stock in a private placement transaction entered into on November 6, 2002. Under the terms of the common stock and warrant purchase agreement between State Street Corporation and us, we agreed to sell 4,270,833 shares of our common stock at a price of $0.24 per share, representing an approximate 14% discount to the closing price of our common stock for the 10 trading days immediately prior to the date of the agreement, for gross proceeds of $1,025,000. We also issued warrants to purchase 2,135,417 shares of our common stock at an exercise price of $1.25 per share. These warrants are exercisable for a period of 3 years from the date of issuance. We may call up to 100% of the these warrants if our common stock price is equal to or greater than $2.50 per share for 5 consecutive trading days prior to the date that we call the warrants. In connection with our sale of common stock pursuant to the common stock and warrant purchase agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, no later than 30 days after the closing date and cause such registration statement to become effective as promptly as practicable after filing but no later than 90 days after the closing date.

     Company Management Ltd. acquired its shares of common stock in a private placement transaction entered into on November 6, 2002. Under the terms of the common stock and warrant purchase agreement between Company Management Ltd. and us, we agreed to sell 4,270,833 shares of our common stock at a price of $0.24 per share, representing an approximate 14% discount to the closing price of our common stock for the 10 trading days immediately prior to the date of the agreement, for gross proceeds of $1,025,000. We also issued warrants to purchase 2,135,417 shares of our common stock at an exercise price of $1.25 per share. These warrants are exercisable for a period of 3 years from the date of issuance. We may call up to 100% of the these warrants if our common stock price is equal to or greater than $2.50 per share for 5 consecutive trading days prior to the date that we call the warrants. In connection with our sale of common stock pursuant to the common stock and warrant purchase agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, no later than 30 days after the closing date and cause such registration statement to become effective as promptly as practicable after filing but no later than 90 days after the closing date.

     We entered into a service agreement dated as of September 10, 2002, or the commencement date, with Elite Financial Communications Group, LLC for providing investor relations services to us. Under the terms of the service agreement we issued warrants to purchase up to 200,000 shares of our common stock exercisable as follows: 25,000 shares exercisable at $0.50 per share; 25,000 shares exercisable at $0.60 per share; 50,000 shares exercisable at $0.70 per share; 50,000 shares exercisable at $0.80 per share; and 50,000 shares exercisable at $1.00 per share. The warrants shall vest in installments over a period of one year from the commencement date and are exercisable through the earlier of the term of the service agreement or September 10, 2003. Any warrants not vested at the termination of the service agreement shall automatically be cancelled and shall be null and void. In connection with the service agreement, we agreed to register the shares of common stock underlying the warrants on this registration statement.

     James J. Ralabate, one of our directors, entered into a letter agreement, dated August 7, 2002, with us whereby we agreed to issue Mr. Ralabate 100,000 shares of common stock as compensation for his consulting and legal services rendered to us in connection with our intellectual property matters. In connection with the letter agreement, we agreed to register these shares on this registration statement.

     All of the warrants have adjustment provisions for dilution events including stock splits, stock dividends and similar transactions.

     Other than as indicated above and as investors in private placements and other financings for our common stock, the selling stockholders are not affiliated with us and have not had any material relationship with us during the past three years.


DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share. As of November 13, 2002, we have 112,938,254 shares of common stock issued and outstanding. We have reserved 24,655,583 shares of common stock for issuance upon exercise of options and warrants.

COMMON STOCK

Voting

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

     Holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

Rights on Liquidation

     In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

Pre-emptive or Redemption Rights

     Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

     Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock from time to time in one or more series. Our board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuances could have the effect of decreasing the market price of the common stock.

     As of the date of this prospectus, we have not designated any shares of preferred stock other than the series A, B, C, D and E preferred stock, all of which have been fully converted into common stock.

ANTI-TAKEOVER CONSIDERATIONS

     Our certificate of incorporation authorizes the issuance of up to 6,000,000 shares of $0.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

     We have a classified or staggered board of directors which limits an outsider's ability to effect a rapid change of control of our board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our stockholders approved measures to amend our certificate of incorporation and by-laws, where applicable, to:

     o implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

     o permit only the President, the Vice Chairman of our board, the Secretary or our board of directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of our board;

     o provide that a member of our board of directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

     o fix the size of our board of directors at a maximum of twelve directors, with the authorized number of directors set at ten, and our board of directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by our board of directors;

     o provide that any vacancy on the board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

     o    eliminate stockholder action by written consent;

     o require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

     o require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the certificate of incorporation and bylaws adopted at the meeting.

     Those measures combined with the ability of our board of directors to issue "blank check" preferred stock and the staggered terms of the members of our board of directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders. In addition, the issuance of preferred stock, without stockholder approval, on such terms as our board may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

     o on any U.S. securities exchange on which our common stock may be listed at the time of sale;
     o    in the over-the-counter market;

     o    in privately negotiated transactions;
     o    in connection with short sales; or
     o    in a combination of any of the above transactions.

     The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

     The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
     o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
     o negotiated transactions between the selling stockholders and purchasers without a broker or dealer.

     The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer or sale of the shares under this prospectus.

     We have advised the selling stockholders that during the time they are engaged in distributing shares covered by this prospectus, they must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

     o may not engage in any stabilization activity in connection with our securities;

     o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

     o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law allows a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

     Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

     We have purchased a directors and officers liability and reimbursement insurance policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Jenkens & Gilchrist Parker Chapin LLP, New York, New York, a stockholder of our company, will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary, one of our Directors, and a stockholder in our company.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

===========================================================    ======================================================

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY
OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT
ANYTHING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS
IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF
GIVEN OR MADE, YOU SHOULD NOT RELY UPON SUCH
INFORMATION OR REPRESENTATIONS AS HAVING BEEN                                           25,925,000
AUTHORIZED BY XYBERNAUT CORPORATION. THIS PROSPECTUS                              SHARES OF COMMON STOCK
DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER
THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR
A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT
RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT
LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY
OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE
INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE                             XYBERNAUT CORPORATION
DATE OF THIS PROSPECTUS.



                   TABLE OF CONTENTS

                                                  Page

Risk Factors.........................................2
Information Regarding Forward-Looking
        Statements ..................................8
Where You Can Find More
        Information About Us.........................8                                 ____________
Use of Proceeds......................................9
Dilution.............................................9                                  PROSPECTUS
Selling Stockholders ...............................10                                 ____________
Description of Securities...........................13
Plan of Distribution ...............................15
Indemnification for Securities
        Act Liabilities.............................16                          _________________________, 2002
Legal Matters.......................................17
Experts ............................................18





===========================================================    ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

      Filing fee for registration statement......................$      2,072.00
      Legal fees and expenses                                    $     10,000.00
      Accounting expenses........................................$      5,000.00
      Total......................................................$     17,072.00


               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

     Our certificate of incorporation provides that directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to us or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an indemnification agreement with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation or as otherwise permitted under Delaware law. Each indemnification agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     We maintain directors and officers liability policies that contain a combined limit of liability of $15,000,000 per policy year.


ITEM 16.  EXHIBITS.

NUMBER            DESCRIPTION OF EXHIBIT

4.1       Form of Warrant issued to Greta Holdings, Ltd.
4.2 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between Greta Holdings, Ltd. and Xybernaut Corporation.
4.3 Form of Registration Rights Agreement, dated as of November 13, 2002, between Greta Holdings, Ltd. and Xybernaut Corporation.
4.4       Form of Warrant issued to Reno Holdings, Ltd.
4.5 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between Reno Holdings, Ltd. and Xybernaut Corporation.
4.6 Form of Registration Rights Agreement, dated as of November 13, 2002, between Reno Holdings, Ltd. and Xybernaut Corporation.
4.7       Form of Warrant issued to State Street Corporation.
4.8 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between State Street Corporation and Xybernaut Corporation.
4.9 Form of Registration Rights Agreement, dated as of November 13, 2002, between State Street Corporation and Xybernaut Corporation.
4.10      Form of Warrant issued to Company Management Ltd.
4.11 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between Company Management Ltd. and Xybernaut Corporation.
4.12 Form of Registration Rights Agreement, dated as of November 13, 2002, between Company Management Ltd. and Xybernaut Corporation.
4.13 Form of Service Agreement dated as of September 10, 2002 by and between Elite Financial Communications Group, LLC and Xybernaut Corporation.
4.14 Form of Letter Agreement dated August 7, 2002 by and between James J. Ralabate and Xybernaut Corporation.
5.1       Opinion of Jenkens & Gilchrist Parker Chapin LLP.
23.1      Consent of Grant Thornton LLP.
23.2 Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as Exhibit 5.1).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on November 15, 2002.

                                   XYBERNAUT CORPORATION


                                   By:  /s/ Edward G. Newman
                                        ----------------------------------------
                                        Edward G. Newman
                                        President, Chief Executive Officer and
                                        Chairman of the Board of Directors


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes Edward G. Newman and Steven A. Newman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 and to file the same with exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on November 15, 2002.

                 SIGNATURE                                            TITLE

/s/ Edward G. Newman                 President, Chief Executive Officer and
------------------------------       Chairman of the Board of Directors
Edward G. Newman



/s/ Steven A. Newman, M.D.           Executive Vice President and Vice Chairman
------------------------------       of the Board of Directors
Steven A. Newman, M.D.

/s/ Thomas D. Davis                  Senior Vice President and Chief Financial
------------------------------       Officer
Thomas D. Davis



------------------------------       Executive Vice President and Director
Kazuyuki Toyosato


/s/ Dr. Edwin Vogt                   Senior Vice President and Director
------------------------------
Dr. Edwin Vogt


/s/ Eugene J. Amobi                  Vice President and Director
------------------------------
Eugene J. Amobi


/s/ Martin Eric Weisberg, Esq.       Secretary and Director
------------------------------
Martin Eric Weisberg, Esq.


------------------------------       Director
James S. Gilmore III, Esq.


/s/ Phillip E. Pearce                Director
------------------------------
Phillip E. Pearce


/s/ James J. Ralabate                Director
------------------------------
James J. Ralabate

------------------------------       Director
Lt. Gen. Harry E. Soyster

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  _____________




                                   EXHIBITS TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  _____________







                              XYBERNAUT CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                                NOVEMBER 15, 2002

NUMBER            DESCRIPTION OF EXHIBIT

4.1       Form of Warrant issued to Greta Holdings, Ltd.

4.2 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between Greta Holdings, Ltd. and Xybernaut Corporation.

4.3 Form of Registration Rights Agreement, dated as of November 13, 2002, between Greta Holdings, Ltd. and Xybernaut Corporation.

4.4       Form of Warrant issued to Reno Holdings, Ltd.

4.5 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between Reno Holdings, Ltd. and Xybernaut Corporation.

4.6 Form of Registration Rights Agreement, dated as of November 13, 2002, between Reno Holdings, Ltd. and Xybernaut Corporation.

4.7       Form of Warrant issued to State Street Corporation.

4.8 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between State Street Corporation and Xybernaut Corporation.

4.9 Form of Registration Rights Agreement, dated as of November 13, 2002, between State Street Corporation and Xybernaut Corporation.

4.10      Form of Warrant issued to Company Management Ltd.

4.11 Form of Common Stock and Warrant Purchase Agreement, dated as of November 6, 2002, between Company Management Ltd. and Xybernaut Corporation.

4.12 Form of Registration Rights Agreement, dated as of November 13, 2002, between Company Management Ltd. and Xybernaut Corporation.

4.13 Form of Service Agreement dated as of September 10, 2002 by and between Elite Financial Communications Group, LLC and Xybernaut Corporation.

4.14 Form of Letter Agreement dated August 7, 2002 by and between James J. Ralabate and Xybernaut Corporation.

5.1       Opinion of Jenkens & Gilchrist Parker Chapin LLP.

23.1      Consent of Grant Thornton LLP.

23.2 Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as Exhibit 5.1).